UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2017

LEAF GROUP LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001- 35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6253

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                   Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2017, the Board of Directors of (the “Board”) Leaf Group Ltd. (the “Company”) appointed Jantoon Reigersman to serve as Chief Financial Officer of the Company, effective upon his commencement of employment, which is expected to occur on December 11, 2017. Mr. Reigersman will serve as the Company’s principal financial officer when he joins the Company.

Mr. Reigersman, 36, previously served as the Chief Financial Officer of Ogin Inc., a disruptive wind technology company backed by Kleiner Perkins Caufield & Byers and Goldman Sachs, from 2013 to 2017, and served as Vice President & Chief of Staff to Ogin Inc.’s chief executive officer from 2010 to 2013. From 2007 to 2009, Mr. Reigersman worked as an investment banking associate at Goldman Sachs in the fixed income division within its European special situations group. Mr. Reigersman started his career as an investment banking analyst at Morgan Stanley on the mergers and acquisitions team in London. Mr. Reigersman earned his Bachelor of Science and Master of Science degrees in International Business Administration from Erasmus University/Rotterdam School of Management, and earned a Masters degree in International Management by CEMS at HEC Paris, Rotterdam School of Management. Mr. Reigersman is also an alumnus of Harvard Business School’s General Management Program.

Employment Agreement

On November 28, 2017, the Company entered into an Employment Agreement with Jantoon Reigersman (the “Employment Agreement”). The Employment Agreement is effective as of December 11, 2017 and expires on December 10, 2021, unless earlier terminated.

The Employment Agreement provides for an annual base salary of $350,000, subject to increase at the discretion of the Compensation Committee of the Board (the “Compensation Committee”). The Employment Agreement also provides an opportunity for Mr. Reigersman to earn an annual discretionary cash performance bonus targeted at 50% of his base salary in effect for any calendar year, based on the attainment of Company-based and personal operating and financial metrics established by the Board or Compensation Committee. Mr. Reigersman is also entitled to participate in customary health, welfare and fringe benefit plans.

Upon commencement of his employment or shortly thereafter, Mr. Reigersman will be granted 175,000 restricted stock units (“RSUs”), which will vest over four years with 25% of the RSUs vesting on December 15, 2018 and an additional 1/48th of the RSUs vesting on each monthly anniversary of December 15, 2018 thereafter, subject to Mr. Reigersman’s continued employment through the applicable vesting date. In addition, during the employment period set forth in the Employment Agreement and at the Company’s discretion, Mr. Reigersman will be eligible to receive periodic equity-based incentive awards from the Company.

If Mr. Reigersman’s employment is terminated by the Company without “cause,” or by Mr. Reigersman for “good reason” in connection with a “change in control,” or as a result of Mr. Reigersman’s. death or “disability” (each, as defined in the Employment Agreement), then, in addition to accrued amounts, Mr. Reigersman will be entitled to receive the following benefits:

•                  a lump-sum payment in an amount equal to six months of Mr. Reigersman’s annual base salary then in effect, payable on the 60th day following the date of termination;

•                  a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus, payable on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year, but in no event later than March 15th of the year in which the termination occurs;

•                  Company-paid healthcare continuation coverage for Mr. Reigersman and his dependents for up to six months after the date of termination; and

•                  upon a qualifying termination in connection with a change in control, accelerated vesting of all outstanding equity awards held by Mr. Reigersman on the date of termination.

Mr. Reigersman’s right to receive the severance payments (either in connection with a change in control or outside the change in control context) described above is subject to his delivery of an effective general release of claims in favor of the Company. In addition, to the extent that any payment or benefit received or to be received by Mr. Reigersman, including any payment or benefit received in connection with a termination of Mr. Reigersman’s employment, would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Reigersman than receiving the full amount of such payments.

Item 7.01      Regulation FD Disclosure.

The Company issued a press release on November 30, 2017 announcing the appointment of Mr. Reigersman as its Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in this Item 7.01 of Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01       Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

99.1	Press Release dated November 30, 2017.

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated November 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2017	LEAF GROUP LTD.

	By:	/s/ Daniel Weinrot
Daniel Weinrot
Executive Vice President and General Counsel